AquaBounty Technologies Provides Corporate Update and First Quarter 2020 Financial Results
Company Remains On-Track for First Conventional Salmon Harvest to Begin in June; First AquAdvantage Salmon Harvest to Begin in the Fourth Quarter of 2020
MAYNARD, Mass., May 5, 2020 – AquaBounty Technologies, Inc. (NASDAQ: AQB) (“AquaBounty” or the “Company”), a land-based aquaculture company utilizing technology to enhance productivity and sustainability, has provided a corporate update and financial results for the first quarter ended March 31, 2020.
Recent Company Highlights:

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Harvest schedules remain on-track, with first harvest of conventional Atlantic salmon scheduled to begin in June 2020, and the first harvest of the Company’s proprietary AquAdvantage salmon (AAS) scheduled to begin in the fourth quarter of 2020. Currently, AquaBounty has over 300 metric tons of fish in the water between its two farms located in Indiana and Rollo Bay.

•	Implemented increased biosecurity and employee safety measures in response to the COVID-19 pandemic.

•	Appointed Theodore Fisher and Alana Czypinski to the board of directors.

•	Fortified balance sheet from an over-subscribed February 2020 public offering, securing $15.5 million in gross proceeds.

•	Planning for the next large-scale farm is in full development pending the final selection of the engineering and Recirculating Aquaculture System (RAS) technology firms.

•	Retained MZ Group to lead strategic investor relations and shareholder communication program across all key markets.

•	Discussions with potential customers and distributors remain on track with timing of harvests.
Management Commentary
Sylvia Wulf, Chief Executive Officer of AquaBounty, stated: “The COVID-19 pandemic is a significant challenge for the global economy, and I am immensely proud of our employees for their outstanding performance and unwavering care for our fish. A challenge like this pandemic highlights the need for technology and supply chain alternatives like ours, which address a safe, sustainable, and secure food supply. Our operational experience and expertise have helped us navigate through this unique environment and effectively execute against our strategy.”
“AquaBounty is rapidly approaching its commercialization phase, and we are pleased to announce that our first harvest of conventional Atlantic salmon remains on track to begin in June 2020, which will provide our first revenues on a commercial scale. This also allows us to continue demonstrating our expertise in aquaculture and ensure our supply chain is in place prior to our first harvest of AquAdvantage salmon, beginning in the fourth quarter of 2020. Looking forward, we plan to increase production volumes in subsequent months. With a world-class team in place and a fortified balance sheet from our over-subscribed $15.5 million public offering, we are better positioned than ever to execute our strategic plan,” continued Wulf.
Wulf added: “As we prepare for the future, we continue to work through the process of formalizing offtake agreements with processors and customers. We’re also taking steps to plan the next large-scale production farm, including identifying an ideal site location to maximize logistics and best serve our customers, selecting a design and construction firm, and choosing a RAS-technology provider.”

“We are confident in our ability to execute upon the biggest milestones in the Company’s history, while concurrently moving forward with our longer-term operating plans to increase scale, drive technology enhancements, and expand geographically—all while driving meaningful shareholder value and providing solutions to feed the world’s growing population,” concluded Wulf.
First Quarter 2020 Financial Summary

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Cash and cash equivalents were $14.7 million as of March 31, 2020, compared with $2.8 million as of December 31, 2019. The increase in cash and cash equivalents was primarily due to the completion of a public offering in February 2020, whereby the Company raised gross proceeds of $15.5 million.

•	Cash used in operations in the first quarter of 2020 was $2.9 million, compared with cash used in operations of $2.1 million in the same period of the prior year.

•	Net loss in the first quarter of 2020 was to $3.1 million, or $0.11 per share, compared to a net loss of $2.8 million, or $0.18 per share, in the same period of the prior year.

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General and administrative expenses in the first quarter of 2020 were $1.6 million, compared to $1.3 million in the same period of the prior year. This increase is primarily due to strengthening the management team.

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Research and development expenses in the first quarter of 2020 were $569 thousand, compared to $663 thousand in the same period of the prior year. The decrease was primarily due to lower field trial costs.

About AquaBounty Technologies, Inc.
AquaBounty Technologies, Inc. (NASDAQ: AQB) is a commercial aquaculture company focused on improving efficiency, sustainability, and profitability, leveraging decades of biotechnology expertise to ensure the availability of high-quality seafood to meet global consumer demand. By 2016, both the U.S. Food and Drug Administration and Health Canada approved the Company’s AquAdvantage salmon as the first and only bioengineered animal protein for human consumption.
The Company’s AquAdvantage fish program is based upon a single, specific molecular modification that results in more rapid growth in early development, resulting in a 70 percent increase in annual production output for AquAdvantage versus conventional Atlantic salmon. With aquaculture facilities located in Indiana and on Prince Edward Island, AquaBounty is raising its disease-free, antibiotic-free salmon in land-based Recirculating Aquaculture Systems, resulting in a reduced carbon footprint and no risk of pollution to marine ecosystems as compared to traditional sea-cage farming. For more information, please visit www.aquabounty.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. All statements other than statements of historical fact contained in this press release are forward-looking statements, including statements regarding the potential for and timing of the harvesting and sale of our fish from our production farms, future revenues, the development of new farms and the selection of related service providers, the development of a shareholder communication program, and arrangements with potential customers, distributors, and processors; the effectiveness of our COVID-19 response and the potential impact of the pandemic; the sufficiency of prior capital raises; our scale and volume of production; and the potential for fish diseases, use of antibiotics, pollution of the marine environment, annual production increases, demonstration of aquaculture expertise, reduction in carbon footprint, development of new technologies, and our geographic expansion. Forward-looking statements may be identified with words such as “will,” “may,” “expect,” “plan,” “anticipate,” “upcoming,” “believe,” “estimate,” or similar terminology, and the negative of these terms. Forward-looking statements are not promises or guarantees of future performance and are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. Forward-looking statements speak only as of the date hereof, and, except as required by law, we undertake no obligation to update or revise these forward-looking statements. For additional information regarding these and other risks faced by us, please refer to our public filings with the Securities and Exchange Commission (“SEC”), available on the Investors section of our website at www.aquabounty.com and on the SEC’s website at www.sec.gov.
Company Contact:
AquaBounty Technologies
Dave Conley
Corporate Communications
(613) 294-3078
Investor Relations:
Greg Falesnik
Managing Director
MZ Group - MZ North America
(949) 385-6449
AQB@mzgroup.us

AquaBounty Technologies, Inc.
Consolidated Balance Sheets
(Unaudited)

	As of
	March 31,	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$14,749,746	$2,798,744
Other receivables	82,873	55,198
Inventory	1,833,957	1,232,049
Prepaid expenses and other current assets	364,700	391,162
Total current assets	17,031,276	4,477,153

Property, plant and equipment, net	23,708,229	25,065,836
Right of use assets, net	385,519	399,477
Definite-lived intangible assets, net	154,162	157,588
Indefinite-lived intangible assets	101,661	101,661
Other assets	33,331	32,024
Total assets	$41,414,178	$30,233,739

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$1,834,685	$1,462,809
Other current liabilities	62,939	62,286
Current debt	150,730	163,155
Total current liabilities	2,048,354	1,688,250

Long-term lease obligations	336,997	352,808
Long-term debt	4,032,744	4,432,052
Total liabilities	6,418,095	6,473,110

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.001 par value, 50,000,000 shares authorized;
32,085,684 (2019: 21,635,365) shares outstanding	32,086	21,635
Additional paid-in capital	170,957,969	156,241,363
Accumulated other comprehensive loss	(742,145)	(360,160)
Accumulated deficit	(135,251,827)	(132,142,209)
Total stockholders’ equity	34,996,083	23,760,629

Total liabilities and stockholders’ equity	$41,414,178	$30,233,739

AquaBounty Technologies, Inc.
Consolidated Statements of Operations and Comprehensive Loss
(Unaudited)

	Three Months Ended March 31,
	2020	2019

Revenues
Product revenues	$6,753	$97,885

Costs and expenses
Production costs	841,434	862,255
Sales and marketing	50,788	71,991
Research and development	568,762	663,481
General and administrative	1,637,190	1,255,851
Total costs and expenses	3,098,174	2,853,578

Operating loss	(3,091,421)	(2,755,693)

Other income (expense)
Interest expense	(17,045)	(13,338)
Other income (expense), net	(1,152)	5,100
Total other income (expense)	(18,197)	(8,238)

Net loss	$(3,109,618)	$(2,763,931)

Other comprehensive income (loss):
Foreign currency translation gain (loss)	(381,985)	87,551
Total other comprehensive income (loss)	(381,985)	87,551

Comprehensive loss	$(3,491,603)	$(2,676,380)

Basic and diluted net loss per share	$(0.11)	$(0.18)
Weighted average number of common shares -
basic and diluted	27,116,754	15,687,681